Dated: August 16, 2005

ACI Global Corporation
23F Nevern Square
London SW5 9PD
U.K.

Attention: Michael Howarth, Chairman and CEO

Re: Retainer for Funding Referral Services

Mr. Howarth:

This letter, when executed by the parties hereto, will constitute an agreement between ACI Global Corporation (the “Company”) and Clio General SA (“Clio”), pursuant to which the Company agrees to retain Clio as an independent consultant and Clio agrees to be retained by the Company under the terms and conditions set forth below.

1. The Company has expressed to Clio its desire to obtain equity and/or debt investments in order to obtain capital for various purposes. Clio has agreed to introduce to the Company one or more third parties (individually a “Transaction Party” and collectively the “Transaction Parties”) which have indicated an interest in negotiating and consummating an investment transaction with the Company. The transaction may be in the form of an equity and/or debt investment, including a secured or unsecured loan or similar transaction (collectively referred to as a “Transaction”). Clio shall use its efforts to initiate a meeting between principals of the Transaction Parties and the Company to discuss a possible Transaction. The Company understands that Clio is not guaranteeing that a Transaction will be consummated, and is not offering to purchase any securities of the Company.

2. In consideration for the introduction of the Company to the Transaction Party, the Company hereby agrees to pay Clio the compensation as described in this Section 2.

A. Clio shall be entitled to receive a cash fee equal to 10% of the total gross proceeds of the Transaction and Clio shall receive an equal number of investment warrants to purchase shares of the Company’s common stock as the investor. Warrant terms shall include a five-year term from date of issuance, exercise price equal to the same conversion price as the investor, cashless exercise will be permitted until registration and cash exercising of the warrants after the registration is declared effective. The previous mentioned compensation will be due and payable only in the event that the Company and the Transaction Party consummate a Transaction. Notwithstanding the foregoing, in the event that the Transaction proceeds are received by the Company in installments, the compensation payable to Clio hereunder shall be due and payable, in cash, upon receipt by the Company of each installment. Such fee shall be paid in cash at the closing of the Transaction and shall be payable whether or not the Transaction involves equity and/or debt securities, or a combination of equity and/or debt securities and cash, or is made on the installment sale basis. In the event of a reverse stock split, the Company shall issue the same number of warrants on a pre-spilt basis and the exercise price shall be adjusted accordingly, only if the adjusted exercise price is lower than the $3.00 initial basis as an ‘anti-dilutive’ measure. In the event of a forward stock split, the number of shares and exercise price shall be adjusted in the customary manner. Warrants shall be issued immediately upon each subsequent investment tranch. For purposes of this Agreement “total gross proceeds” shall mean the fair market value of all cash and or securities received by the Company from the Transaction Party, and shall include any debt repayment, or debt assumption, all determined in accordance with generally accepted accounting principles. The Company hereby agrees to issue Clio commitment stock for services rendered from time to time in the amount of 1 share for every $1 of services rendered. Clio shall be entitled to “piggy-back” registration rights, which shall be triggered upon registration of any shares of Common Stock with respect to the Transaction’s Registration Rights Agreement.

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Company/Clio

3. Clio shall hold itself ready to assist the Company in evaluating and negotiating the Transaction, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to compensation to be paid by the Company to Clio with respect to such evaluations and negotiations. In this regard, subject to the terms set forth below, Clio shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company, as the Company shall, from time to time, reasonably request upon reasonable notice.

4. Nothing contained in this Agreement shall limit or restrict the right of Clio or of any officer, employee, agent or representative of Clio, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Clio to render services of any kind to any other corporation, firm, individual or association.

5.  Clio will hold in confidence for a period of five years from the date hereof any confidential information which the Company provides to Clio pursuant to this Agreement unless the Company gives Clio permission in writing to disclose such confidential information to a specific third party. Notwithstanding the foregoing, Clio shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain through no fault or action of Clio; (ii) of which it had independent knowledge prior to disclosure to it by the Company; (iii) which comes into the possession of Clio in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Clio by governmental or security regulatory requirements. If Clio is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, Clio shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

6. Each of the Company and Clio agrees to indemnify and hold harmless each other, and their respective partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Clio or the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Clio's service pursuant to this Agreement, including, without limitation, any suit based upon the terms and conditions of a Transaction or information, representations or warranties provided by the Company to a Transaction Party by the Company. The Company further agrees that Clio shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of Clio relating to this Agreement or the performance or failure to perform any services under this Agreement except for (i) Clio’s intentional or willful misconduct or (ii) information regarding Clio which is provided by Clio to the Company or to a Transaction Party. Further, in no event shall Clio shall be liable to the Company or to any third party for an amount in excess of the cash compensation received by it pursuant to Section 2 hereof. This Section 6 shall survive the termination of this Agreement. Notwithstanding the foregoing, no party otherwise entitled to indemnification shall be entitled thereto to the extent such party has been determined to have acted in a manner which has been deemed gross negligence or willful misconduct regarding the matter for which indemnification is sought herein.

7. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

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Company/Clio

8. This Agreement shall remain in effect for a period of 3 years from the date hereof. Clio and the Company shall have the right to terminate this agreement upon 30 days prior written notice to the Company. Notwithstanding termination of this Agreement, Clio shall be entitled to receive compensation under Section 2 hereof in the event the Company and a Transaction Party consummate a Transaction at anytime during the period commencing on the date hereof and ending 36 months from the date of introduction of the Transaction Party to the Company. Sections 2, 5, 6 and 8 shall survive termination of this Agreement.

9. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law. The Company and Clio (a) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waive any objection which the Company or Clio may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or procedure. Each of the Company and Clio further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the New York State Supreme Court for the Southern District of New York, and agrees that service of process upon the Company or Clio mailed by certified mail to their respective principal offices shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

10. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

11. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12. Each of the Company and Clio represent and warrant to each other that:

A. this Agreement has been duly authorized by its board of directors;

B. this Agreement constitutes a valid and binding agreement;

C. this Agreement has been duly executed by a duly authorized officer; and

D. each Transaction Party shall be notified of the terms of this Agreement prior to consummation of any Transaction.

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,

CLIO GENERAL SA.

By:
Name:
Clio General SA

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

The Company: ACI Global Corp.

Name: Michael Howarth
Title: Chairman and CEO

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Company/Clio